EX. 99.1
Form of Cover Letter to Offer to Purchase and Letter of Transmittal
IF YOU DO NOT WANT TO REDEEM YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE PORTFOLIO’S TENDER OFFER.
March 22, 2010
Dear [Growth Capital Portfolio, LLC/Growth Capital TEI Portfolio Member]:
     We are writing to inform you of important dates related to the tender offer (“Tender Offer”) by the [Growth Capital Portfolio, LLC/Growth Capital TEI Portfolio, LLC] (“Portfolio”). If you are not interested in selling your limited liability company interests (“Interests”) in the Portfolio at this time, please disregard this notice and take no action.
     The Tender Offer period will begin on March 22, 2010 and end at midnight, Eastern time, on April 21, 2010. The purpose of the Tender Offer is to provide liquidity to Members who hold Interests in the Portfolio. Interests can be redeemed by means of a Tender Offer only during one of the Portfolio’s announced Tender Offers.
     Should you wish to sell any of your Interests during this Tender Offer period, please complete and return the enclosed Letter of Transmittal (the Tender Offer Form will suffice) for receipt no later than April 21, 2010. If you do not wish to redeem your Interests for any reason, simply disregard this notice. No Action is Required if You Do Not Wish to Redeem at This Time.
     All requests to tender Interests for purchase by the Portfolio must be received by your GenSpring financial adviser either by (i) mailing your request to GenSpring Family Offices, LLC at 3801 PGA Blvd., Suite 555, Palm Beach Gardens, FL 33410, Attn: Middle Office; (ii) faxing your request to GenSpring Family Offices, LLC at (561) 575-6709, Attn: Middle Office, or (iii) emailing your request to GenSpring Family Offices, LLC at OpsRequest@genspring.com, by midnight, Eastern time, April 21, 2010. If you fax or email your request, please deliver an original, executed copy promptly thereafter.
     If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your financial adviser.
Sincerely,
[Growth Capital Portfolio, LLC/Growth
     Capital TEI Portfolio, LLC]